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                                                                    Exhibit 11.1


                    Computation of Shares Used in Computing
                          Net Income (loss) Per Share


                                          Three Months Ended                 Six Months Ended
                                      --------------------------        ----------------------------
                                        July 1,        June 29,          July 1,          June 29,
                                         1995            1996              1995             1996
                                      ----------      ----------        ----------       -----------
Common shares, beginning of period     4,681,186       4,685,306         4,681,186         4,685,306
Common stock equivalents                    -            733,549              -              733,549
SAB 83 shares (1)                        126,988         126,988           126,988           126,988
Treasury stock buyback                   (54,367)       (107,742)          (53,804)         (124,225)
Weighted average shares issued               719       2,210,995               635         1,130,565
                                      ----------      ----------        ----------       -----------
                                       4,754,526       7,649,096         4,755,005         6,552,183
                                      ==========      ==========        ==========        ==========



(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock equivalents (common stock, stock options) one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method at the public offering price of $9.50 per share.





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